EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into this March 20th day of 2009, by and between OptimizeRx Corporation, a Nevada Company, hereinafter referred to as "Employer" and David Lester, hereinafter referred to as the "Employee".

Recitals

The Employer is engaged in the business of internet marketing, sales, and product promotion, and desires the Employee as Chief Executive Officer

IT IS THEREFORE AGREED:

Term of Employment

1. The Employer hereby employs the Employee and the Employee hereby accepts employment with the Employer beginning on the 1 st day of April, 2009.

Duties of Employee

2. As CEO, you are responsible for the overall planning and execution of the company, including directing management to reach the corporate goals and objectives as outlined by the board. See Appendix A: CEO Job Description for further details of overall responsibilities.

Change in Duties

(c) The principal duties of the Employee, as specified in Paragraph 2 of this Agreement, may be changed at any time by the mutual consent of the Employer and the Employee. Notwithstanding any such change, the employment of the Employee shall be construed as continuing under this Agreement as modified.

Effect of Disability

(d) If the Employee at any time during the term of this Agreement should be unable to perform his duties under this Agreement because of personal injury, illness, or any other cause, the Employer may assign the Employee to other duties, and the compensation to be paid thereafter to the Employee shall be determined by the Employer in its sole discretion. If the Employee is unwilling to accept the modification in duties and compensation made by the Employer, or if the Employee's inability to perform is of such extent as to make a modification of duties hereunder not feasible, this Agreement shall terminate within 90 days.

Place of Performance

3. At the commencement of this employment, the Employee shall perform his duties at the office of the Employer located at 407 Sixth Street, Rochester, MI 48307. However, at any time deemed necessary or advisable by the Employer for business purposes, the Employee shall work at such other place or places as may be determined by the Employer.

Hours of Employment

4. The Employee shall work 8+ hours daily during the periods to be designated by the Employer and 5 days each week, for a total of 40+ hours per week actually devoted to the business of the Employer.

Engaging in Other Employment

5. The Employee shall devote his entire productive time, ability, and attention during the normal business hours to the business of the Employer. The Employee shall not, during the term of this Agreement, directly or indirectly, render any services of a business, commercial, or a professional nature, whether for compensation or otherwise, to any person or organization which competes, directly or indirectly, with the business of the employer, without the prior written consent of the Employer.

Compensation

6. As compensation for services rendered under this Agreement, the Employee shall be entitled to receive from the Employer a salary of $ 150,000 per year, payable in semi-monthly installments in which such payment becomes due, prorated for any partial employment period. In addition, David Lester is eligible for additional quarterly and annual bonus compensation, stock options and stock grants based on performance metrics outlined by the board of directors. This includes stock options of 500,000 at hire, with 25% immediately vested and 25% vested after completion of each quarter of hire.

Employee Benefit Plans

7. The Employee shall be entitled to participate in any qualified pension plan, qualified profit-sharing plan, medical or dental reimbursement plan, group term life insurance plan, or any other employee benefit plan which is presently existing or which may be established in the future by the Employer. Such right to participation shall be in accordance with the terms of the particular plans involved.

Paid Vacations

8. The Employee shall immediately have an annual vacation leave of 3 weeks in 2009 and 4 weeks within following calendar at full pay. The time for such vacation shall be selected by the Employee, but must be approved by the Employer.

Holidays

9. The Employee shall be entitled to full payment on each traditional.

Paid Sick Leave

10. The Employee shall be entitled to 5 days per year as sick leave with full pay. Such sick leave can be accumulated up to a total of 10 days or without limitation.

Business Expenses

11. The Employer, in accordance with the rules and regulations that it may issue from time to time, shall reimburse the Employee for business expenses properly incurred during the performance of his duties.

Termination of Employment

12.
(a) If the Employee willfully breaches or habitually neglects the duties which he is required to perform under the terms of this Agreement, the Employer may at its option terminate this Agreement by giving 14 days' written notice of termination to the Employee, without prejudice to any other remedy to which the Employer may be entitled either at law, in equity, or under this Agreement; or

(b) The employment of the Employee shall continue only for as long as the services rendered by him are satisfactory to the Employer, regardless of any other provision contained in this Agreement. The Employer shall be the sole judge as to whether the services of the Employee are satisfactory; or

(c) This Agreement may be terminated without cause by either party giving 15 days' notice of termination to the other party. Such termination shall not prejudice any other remedy to which either party may be entitled either at law, in equity, or under this Agreement.

Severance Pay

13. In the event of the termination of this Agreement prior to the completion of the term of the employment specified herein, the Employee shall be entitled to the compensation earned by him prior to the date of termination as provided for in this Agreement, computed pro rata up to and including that date. In addition, if the Employer terminates the employment of the Employee, the Employee shall be entitled to receive a cash severance pay in an amount equal to 1 month of salary.

Amendment and Waiver

14. Any provision of this Agreement may be altered or amended by a written document signed by both parties hereto setting forth such alteration or amendment without affecting the obligations created by the other provisions of this Agreement. The Employer and the Employee agree that the failure to enforce any provision or obligation under this Agreement shall not constitute a waiver thereof or serve as a bar to the subsequent enforcement of such provision or obligation or any other provision or obligation under this Agreement.

Survival of Covenants

15. This Agreement shall be binding upon any successors or heirs or representatives of the parties hereto. The restrictive covenants and promises of the Employee contained in this Agreement shall survive any termination or rescission of this Agreement unless the Employer executes a written agreement specifically releasing the Employee from such covenants.

Governing Law

16. This Agreement is to be construed in accordance with the laws of the State of Michigan.

Construction

17. Throughout this Agreement, the use of the singular number shall be construed to include the plural, the plural the singular, and the use of any gender shall include all genders, whenever required by the context.

Obligation to Execute Documents

18. Each party to this Agreement shall, from time to time, upon request by the other party, execute any additional documents which reasonably may be required to effectuate the purposes of this Agreement.

Severability

19. If any provision of this Agreement is held invalid by any tribunal in a final decision from which no appeal is or can be taken, such provision shall be deemed modified to eliminate the invalid element, and, as so modified, such provision shall be deemed a part of this Agreement. If it is not possible to modify any such provision to eliminate the invalid element, such provision shall be deemed eliminated from this Agreement. The invalidity of any provision of this Agreement shall not affect the force and effect of the remaining provisions.

Notices and Written Consents

20. All notices or written consents to be given hereunder by either party to the other may be effected either by personal delivery or by registered or certified mail, return receipt requested. When mailed, notices or written consents shall be addressed to the parties at the addresses appearing above, unless a party has notified the other party of a change in address. Personal delivery to the Employer of any notice or written consent may be effected by personal delivery to the Employee's immediate supervisor at his place of employment. Notice shall be considered communicated, and consent shall be considered given, as of the date it is actually received.

Executed at 407 Sixth Street, Rochester, Michigan, on the day and year first above written.

Employer:

/s/ David Harrell
David Harrell, Chairman

Employee:

/s/ David Lester

Appendix A: CEO JOB DESCRIPTION

Job Title: Chief Executive

Key Function:

To implement the strategic goals and objectives of the organization to accelerate profitability and growth of company. The CEO/ Director is a major contributor to the long-term vitality, viable development and autonomy of the company. The CEO/ Director reports to the Chair of the Board and is responsible to the Board of Directors.

Major Duties/ Accountabilities:

1.
Board Administration and Support -- Supports operations and administration of Board by advising and informing Board members, interfacing between Board and staff, and supporting Board's evaluation of chief executive

2.	Program, Product and Service Delivery -- Oversees design, marketing, promotion, delivery and quality of existing and new programs, products and services.

3.
Financial, Tax, Risk and Facilities Management -- Recommends yearly budget for Board approval and prudently manages organization's resources within those budget guidelines according to current laws and regulations. Responsible for overseeing and final preparation of all filings as required by SEC.

4.	Human Resource Management -- Effectively manages the human resources of the organization according to authorized personnel policies and procedures that fully conform to current laws and regulations

5.	Community, Public and Investor Relations -- Assures the organization and its mission, programs, products and services are consistently presented in strong, positive image to relevant stakeholders.